Exhibit 99.3

Unaudited Pro Forma Condensed Consolidated Financial Information

On April 6, 2017, Silgan Holdings Inc. (the “Company” or “Silgan”), through certain of its wholly owned subsidiaries, completed the acquisition (the “Acquisition”) of the dispensing systems business (the “Dispensing Systems Business”) of WestRock Company (“WestRock”) pursuant to the Purchase Agreement, dated as of January 23, 2017 (the “Purchase Agreement”), by and among Silgan Holdings LLC, Silgan White Cap Holdings Spain, S.L., Silgan Holdings B.V., the Company, WestRock MWV, LLC and WestRock. The Dispensing Systems Business has historically been referred to by WestRock as the Home, Health & Beauty Business of WestRock. The purchase price for the Acquisition was $1.025 billion in cash, subject to adjustment for net working capital and certain other items as provided in the Purchase Agreement. The Company funded the purchase price for the Acquisition through term and revolving loan borrowings under its amended and restated senior secured credit facility (the “Credit Facility”).

The following unaudited pro forma condensed consolidated financial information is based upon the historical consolidated financial information of Silgan and the historical combined financial information of the Dispensing Systems Business and has been prepared to reflect the Acquisition and related borrowings noted above. The unaudited pro forma condensed consolidated financial information is based on Silgan’s historical audited consolidated financial statements as of and for the year ended December 31, 2016 and the Dispensing Systems Business’ historical audited combined financial statements as of and for the fiscal year ended September 30, 2016 and historical unaudited interim condensed combined financial statements as of December 31, 2016 and for the three months ended December 31, 2016 and 2015. The Dispensing Systems Business’ unaudited pro forma condensed combined statement of income is presented for the calendar year ended December 31, 2016 and was prepared by taking its historical audited combined statement of income for the twelve months ended September 30, 2016 and subtracting therefrom the financial information from its historical unaudited interim condensed combined statement of income for the three months ended December 31, 2015 and adding thereto the financial information from its historical unaudited interim condensed combined statement of income for the three months ended December 31, 2016.

The unaudited pro forma condensed consolidated balance sheet is presented as if the Acquisition and related borrowings had occurred on December 31, 2016. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2016 was prepared assuming the Acquisition and related borrowings occurred on January 1, 2016.

The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) with respect to the statement of income, expected to have a continuing impact on the combined results of operations. In addition, the historical combined financial statements of the Dispensing Systems Business have been adjusted to reflect certain reclassifications to conform to Silgan’s financial statement presentation.

The unaudited pro forma condensed consolidated financial information has been prepared as required pursuant to the rules and regulations promulgated by the Securities and Exchange Commission, or the SEC, is for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations in future periods for Silgan or the results that actually would have been realized had Silgan and the Dispensing Systems Business been a combined company during the period presented. Actual results may differ significantly from those reflected in the unaudited pro forma condensed consolidated financial information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed consolidated financial information and the actual amounts.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated financial information. In addition, the unaudited pro forma condensed consolidated financial information is based upon and should be read in conjunction with the historical audited consolidated financial statements of Silgan as of and for the year ended December 31, 2016, which are available in Silgan’s Annual Report on Form 10-K for the year ended December 31, 2016, and the historical audited combined financial statements of the Dispensing Systems Business as of September 30, 2016 and for the fiscal year ended September 30, 2016 and the historical unaudited interim condensed combined financial statements of the Dispensing Systems Business as of December 31, 2016 and for the three months ended December 31, 2016 and 2015, which are filed as Exhibits 99.1 and 99.2, respectively, to Silgan’s Current Report on Form 8-K/A filed with the SEC on June 16, 2017.

The unaudited pro forma condensed consolidated financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, which are subject to interpretation. The acquisition method of accounting for certain items, including property and equipment, identifiable intangible assets and other assets, is dependent upon certain valuations and other studies that have not yet been completed. Accordingly, the pro forma adjustments are based upon estimates and current preliminary information and may materially differ from actual amounts. For purposes of the unaudited pro forma condensed consolidated financial information, the purchase price for the Acquisition has been preliminarily allocated to the tangible and intangible assets being acquired and liabilities being assumed based upon various estimates of fair value. The allocation of the final purchase price will be based on the fair values of the assets acquired and liabilities assumed as of the date of the Acquisition. Any excess of the purchase price over the fair value of the identifiable net assets of the Dispensing Systems Business will be recorded as goodwill.

The unaudited pro forma condensed consolidated statement of income does not give effect to certain one-time estimated pre-tax expenses that Silgan expects to incur that are directly attributable to the Acquisition, such as an estimated $11.9 million charge for the manufacturing profit added to inventories under the acquisition method of accounting that will be expensed as the related inventory is sold and an estimated $25.0 million for acquisition related costs. Additionally, the unaudited pro forma condensed consolidated statement of income does not reflect any benefits from synergies that may be derived or costs of any integration activities that may be incurred as a result of the Acquisition. Silgan’s management has estimated annual synergies of $15.0 million within 24 months of completion of the Acquisition related to administrative expense reductions, procurement savings and manufacturing efficiencies. These estimates could differ materially from amounts recognized or actual synergies achieved, and no assurance can be given that cost savings and synergies will be realized.

SILGAN HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of December 31, 2016

(Dollars in millions)

	Silgan Holdings Inc.	Dispensing Systems Business	Pro Forma Adjustments			Total Pro Forma Silgan- Dispensing Systems Business
Assets

Current assets:
Cash and cash equivalents	$24.7	$—	$			$24.7
Trade accounts receivable, net	288.2	103.3				391.5
Inventories	603.0	68.4		11.9	(a)	683.3
Prepaid expenses and other current assets	46.3	11.3				57.6

Total current assets	962.2	183.0		11.9		1,157.1

Property, plant and equipment, net	1,156.9	222.3		24.6	(a)	1,403.8
Goodwill	604.7	316.6		184.8	(a)	1,106.1
Other intangible assets, net	180.8	212.9		42.1	(a)	435.8
Other assets, net	244.8	15.2		3.7	(a)	263.7

	$3,149.4	$950.0		$267.1		$4,366.5

Liabilities and Stockholders’ Equity

Current liabilities:
Revolving loans and current portion of long-term debt	$217.1	$—		$248.6	(b)	$465.7
Trade accounts payable	504.8	46.2				551.0
Accrued liabilities	139.9	21.8		(6.4	)(c)	155.3

Total current liabilities	861.8	68.0		242.2		1,172.0

Long-term debt	1,344.5	—		800.0	(b)	2,144.5
Other liabilities	473.7	102.9		21.2	(a)	597.8

Stockholders’ equity:
Common stock	0.9					0.9
Paid-in capital	249.8					249.8
Retained earnings	1,558.6			(17.2	)(c)	1,541.4
Net parent investment		821.4		(821.4	)(c)	—
Accumulated other comprehensive loss	(223.9)	(42.3)		42.3	(c)	(223.9)
Treasury stock	(1,116.0)					(1,116.0)

Total stockholders’ equity	469.4	779.1		(796.3)		452.2

	$3,149.4	$950.0		$267.1		$4,366.5

SILGAN HOLDINGS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of December 31, 2016

(a)	These amounts represent pro forma adjustments to reflect the preliminary allocation of the estimated purchase price as follows (dollars in millions):

Dispensing Systems Business estimated purchase price	$1,025.0
Less: Net assets acquired	779.1

Estimated purchase price in excess of book value of net assets acquired	$245.9

The following sets forth the allocation of the estimated purchase price in excess of the book value of the net assets or liabilities acquired (dollars in millions):

Inventories (1)	$11.9
Property, plant and equipment (estimated weighted average 10 year life) (2)	24.6
Intangible assets (3)	42.1
Other assets (4)	3.7
Deferred tax liabilities (5)	(21.2)
Goodwill (6)	184.8

Total allocation	$245.9

(1)	This amount reflects the step-up of inventories to estimated fair value, which is calculated as the selling price less cost to sell and a normal profit margin, based on management’s preliminary estimation. This estimated step-up of inventories is expected to be charged to cost of goods sold in the first three months after the closing of the Acquisition as the acquired inventories are sold.

(2)	This amount reflects management’s preliminary fair value adjustments relating to property, plant and equipment based on management’s current knowledge of the Dispensing Systems Business and the industry. The appraisal process for these assets is currently in process. Therefore, the portion of the purchase price ultimately allocated to property, plant and equipment may be different from this estimate, and such difference may be material.

(3)	This amount represents the adjustment to record the estimated fair value of intangible assets based on management’s preliminary estimates as follows (dollars in millions):

		Estimated useful life
Description
Customer relationships	$230.0	22 Years
Technology	25.0	7 Years

Total preliminary fair value of intangible assets	255.0
Less: Historical intangible assets	(212.9)

Total adjustment to intangible assets	$42.1

The preliminary values listed above are based primarily on management’s current knowledge of the Dispensing Systems Business, its products and customers and the industry, and have been developed considering current product technologies and related revenue, customer retention and sales patterns and existing agreements. The valuation for these assets is currently in process. Therefore, the portion of the purchase price ultimately allocated to these assets may be different from this estimate, and such difference may be material.

(4)	This amount represents management’s preliminary fair value adjustment related to a contractual right to use land. The appraisal process for this asset is currently in process. Therefore, the portion of the purchase price ultimately allocated to other assets may be different from this estimate, and such difference may be material.

(5)

This amount represents the estimated net deferred tax impact of preliminary purchase accounting adjustments at an assumed pro forma blended statutory tax rate of approximately 24.5 percent. Actual deferred tax assets and liabilities may differ materially from the amounts presented above depending on a number of factors, including amounts allocated to acquired assets and further assessment of uncertain tax positions in accordance with Accounting Standards Codification 740, Income Taxes.

(6)	The remaining estimated purchase price that has not been allocated reflects unidentifiable intangible assets acquired, or goodwill. This allocation is preliminary. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the preliminary amounts presented in the unaudited pro forma condensed consolidated financial information.

(b)	Silgan funded the purchase price for the Acquisition of $1,025.0 million with borrowings of $800.0 million of U.S. A Term Loans and $225.0 million of revolving loans under the Credit Facility. In addition, estimated acquisition costs of $25.0 million have been and will be funded as incurred with borrowings of revolving loans under the Credit Facility. The net increase in current and long-term liabilities is as follows (dollars in millions):

Revolving loan borrowings – purchase price	$225.0
Revolving loan borrowings – estimated acquisition costs	25.0
Less: Acquisition costs recognized as of 12/31/16	(1.4)

Net increase in current portion of debt	$248.6

U.S. A Term Loan borrowings	$800.0

Net increase in long-term portion of debt	$800.0

(c)	These amounts represent net adjustments to stockholders’ equity as follows (dollars in millions):

Estimated acquisition costs	$(25.0)
Less: Acquisition costs recognized as of 12/31/16	1.4

(23.6)
Income tax effect (1)	6.4

Net decrease to retained earnings	(17.2)

Elimination of net parent investment (2)	(821.4)
Elimination of accumulated other comprehensive loss (2)	42.3

Net decrease to stockholders’ equity	$(796.3)

(1)	This amount represents the estimated impact for 2017 for acquisition related costs at an estimated income tax rate of 27.3 percent.

(2)	These amounts represent the adjustments to eliminate the historical stockholders’ equity of the Dispensing Systems Business.

SILGAN HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

Year ended December 31, 2016

(In millions, except per share data)

	Silgan Holdings Inc.	Dispensing Systems Business (a)	Reclassifications to conform to Silgan Holdings Inc.’s presentation(a)		Reclassified Dispensing Systems Business (a)	Pro forma adjustments			Total Pro Forma Silgan- Dispensing Systems Business (b)
Net sales	$3,612.9	$570.5	$		$570.5	$			$4,183.4
Cost of goods sold	3,079.4	421.6		4.0	425.6		(7.1	)(c)	3,497.9

Gross profit	533.5	148.9		(4.0)	144.9		7.1		685.5
Selling, general and administrative expenses	214.7	95.8		(4.0)	91.8		(5.8	)(d)	300.7
Rationalization charges	19.1	0.6			0.6				19.7

Income from operations	299.7	52.5		—	52.5		12.9		365.1

Interest and other debt expense (income)	67.8	0.2		(0.2)	—		37.5	(e)	105.3
Interest income and other (income) expense, net		(0.2)		0.2	—				—

Interest and other debt expense	67.8	—		—	—		37.5		105.3

Income before income taxes	231.9	52.5			52.5		(24.6)		259.8
Provision for income taxes	78.5	17.1			17.1		(8.0	)(f)	87.6

Net income	$153.4	$35.4		$—	$35.4		$(16.6)		$172.2

Basic net income per share	$2.56								$2.87
Diluted net income per share	$2.55								$2.86

Shares:
Basic	59.9								59.9
Diluted	60.2								60.2

SILGAN HOLDINGS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

Year ended December 31, 2016

(a)	The Dispensing Systems Business’ fiscal year end is September 30. The Dispensing Systems Business’ unaudited pro forma condensed combined statement of income is presented for the calendar year ended December 31, 2016 and was prepared by taking its historical audited combined statement of income for the twelve months ended September 30, 2016 and subtracting therefrom the financial information from its historical unaudited interim condensed combined statement of income for the three months ended December 31, 2015 and adding thereto the financial information from its historical unaudited interim condensed combined statement of income for the three months ended December 31, 2016.

The following reflects the calculation of the unaudited pro forma condensed combined consolidated statement of income of the Dispensing Systems Business for the twelve months ended December 31, 2016 (dollars in millions):

	Dispensing Systems Business FYE 9/30/16	Less Dispensing Systems Business for the three months ended 12/31/15	Plus Dispensing Systems Business for the three months ended 12/31/16	Dispensing Systems Business for the twelve months ended 12/31/16
Net Sales	$566.0	$138.6	$143.1	$570.5
Cost of goods sold	423.0	106.5	105.1	421.6

Gross profit	143.0	32.1	38.0	148.9
Selling, general and administrative expenses	94.7	22.9	24.0	95.8
Rationalization charges	0.6	—	—	0.6

Income from operations	47.7	9.2	14.0	52.5
Interest and other debt expense	0.2	—	—	0.2
Interest income and other (income) expense, net	(0.4)	(0.2)	—	(0.2)

Interest and other debt (income)	(0.2)	(0.2)	—	—

Income before income taxes	47.9	9.4	14.0	52.5
Provision for income taxes	15.1	2.9	4.9	17.1

Net income	$32.8	$6.5	$9.1	$35.4

The Dispensing Systems Business’ unaudited pro forma condensed combined statement of income presented herein has been adjusted by reclassifying certain line items in order to conform to Silgan’s financial statement presentation. These adjustments include reclassifying the net gain from foreign currency transactions of $1.3 million from cost of goods sold to selling, general and administrative expenses, intangible amortization expense of $2.7 million from selling, general and administrative expenses to cost of goods sold and interest income of $0.2 million to interest and other debt expense (income).

(b)	The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2016 has been prepared as required pursuant to the rules and regulations promulgated by the SEC, is for illustrative purposes only and is not necessarily indicative of the consolidated results of operations in future periods for Silgan or the results that actually would have been realized had Silgan and the Dispensing Systems Business been a combined company during the period presented.

The unaudited pro forma condensed consolidated statement of income does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities as a result of the Acquisition, nor does it include the effects of any other items directly attributable to the Acquisition that are not expected to have a continuing impact on the combined results of operations.

(c)	This amount represents incremental depreciation and amortization applicable to the allocation of the estimated purchase price to tangible and intangible assets as follows (dollars in millions):

Year ended December 31, 2016
Total Dispensing Systems Business depreciation and amortization	$39.2
Less: historical Dispensing Systems Business depreciation and amortization	(50.7)

Decrease to depreciation and amortization	(11.5)
Less: portion applicable to selling, general and administrative expenses	4.4

Decrease applicable to cost of goods sold	$(7.1)

The following reflects the assumed allocation of the estimated purchase price to fair value of property, plant and equipment, intangible assets and other assets (dollars in millions):

	Dispensing Systems Business	Estimated average useful life	Estimated annual depreciation and amortization
Description
Property, plant and equipment	$246.9	10 Years	$25.0
Technology	$25.0	7 Years	3.6
Customer relationships	$230.0	22 Years	10.5
Contractual right to use land	$4.7	32 Years	0.1

			$39.2

The unaudited pro forma condensed consolidated balance sheet includes management’s preliminary fair value adjustments relating to property, plant and equipment, intangible assets and other assets and estimated remaining average useful life and is based on management’s current knowledge of the Dispensing Systems Business and the industry. The appraisal process for these assets is currently in process. Therefore, the portion of the purchase price ultimately allocated to property, plant and equipment, intangible assets and other assets and the remaining average useful life may be different from these estimates, and such difference may be material.

(d)	This amount represents the net decrease in selling, general and administrative expenses resulting from the following (dollars in millions):

Year ended December 31, 2016
Adjustments to depreciation and amortization as set forth in note (c) above	$(4.4)
Elimination of acquisition costs paid by Silgan in 2016	(1.4)

Net decrease in selling, general and administrative expenses	$(5.8)

(e)	This amount represents the pro forma adjustments to interest expense applicable to the borrowings under the Credit Facility to fund the purchase price for the Acquisition using applicable rates as follows (dollars in millions):

Year ended December 31, 2016
U.S. A Term Loan borrowings (1)	$25.2
Revolving loan borrowings (1)	7.0
Increase to Applicable Margin on average outstanding term loan and revolving loan borrowings under the Credit Facility (2)	5.3

Total pro forma increase to interest expense	$37.5

(1)

These amounts reflect pro forma interest expense on $800.0 million of U.S. A Term Loan borrowings and $250.0 million of revolving loan borrowings under the Credit Facility at current interest rates under the Credit Facility of 3.15 percent and 2.80 percent, respectively. A 0.125 percent increase or decrease in the interest rate on the $800.0 million U.S. A Term Loan borrowings and the $250.0 million revolving loan borrowings would increase or decrease our annual interest expense by $1.3 million.

(2)	This amount reflects pro forma interest expense for the increase in the Applicable Margin for borrowings under the Credit Facility from 1.5 percent to 2.0 percent on the average outstanding historical borrowings under the Company’s senior secured credit facility during the period presented, as determined pursuant to the Credit Facility and the Total Net Leverage Ratio thereunder, partially offset by a reduction in commitment fees under the Credit Facility related to the additional revolving loan borrowings incurred for the Acquisition under the Credit Facility.

(f)	This amount represents the pro forma adjustment to the Dispensing Systems Business’ income tax provision, including the adjustment of the statutory income tax rate to 34.0 percent, as follows (dollars in millions):

Year ended December 31, 2016
Dispensing Systems Business historical income before income taxes	$52.5
Dispensing Systems Business pro forma adjustments excluding acquisition costs recognized as of 12/31/16	(26.0)

Total pro forma pre-tax effect	26.5

Statutory income tax rate	34.0%

Dispensing Systems Business pro forma income tax provision	9.0
Income taxes associated with acquisition costs recognized as of 12/31/16	0.1
Reversal of Dispensing Systems Business historical tax provision	(17.1)

Pro forma adjustment to income tax provision	$(8.0)